Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AMONG
AMMO INC.
AMMO TECHNOLOGIES INC.
SW KENETICS INC.
AND
MICHAEL STAKES, PETER KERR AND JASON WRIGHT
September 27, 2018
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 27, 2018 (the "Agreement Date") by and among Ammo Inc., a Delaware corporation ("Acquirer"), Ammo Technologies Inc., an Arizona corporation and a wholly owned subsidiary of Acquirer ("Merger Sub"), and SW KENETICS INC., an Arizona corporation (the "Company") and Michael Stakes ("Michael") and Peter Kerr ("Peter") and Jason Wright ("Jason") (individually a "Party" and collectively, the "Parties").
RECITALS
A. The Boards of Directors of Acquirer, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective companies and stockholders of the Merger Sub and Company have approved and declared advisable this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.
B. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquirer's willingness to enter into this Agreement, (i) the Company and each Company Stockholder, as defined below, executing and delivering a Stock Transfer to Merger Sub in the form of Exhibit A (the "Stock Power and Assignment Apart from Certificate"), (ii) Acquirer's confidentiality agreement in the form of Exhibit B (each, a "Confidentiality Agreement"), each to be effective subject to the occurrence of and as of the Effective Time, (iii) each Company Stockholder executing and delivering to Acquirer a restrictive covenant and noncompetition agreement with Acquirer in the form of Exhibit C (each, a "Restrictive Covenant and Noncompetition Agreement"), which agreements shall be effective subject to the occurrence of and as of the Effective Time.
C. Acquirer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to prescribe various conditions to their obligations under this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth below:
1.1 "Ancillary Agreements" means the certificates required to be delivered by Acquirer pursuant to the Agreement and each agreement (other than this Agreement) that Acquirer, Merger Sub and the Company is to enter into as a Party thereto pursuant to this Agreement.
1.2 "Acquirer Common Stock" means the common stock, par value $0.001 per share, of Acquirer.
1.3 "Acquirer Consideration" means (i) 1,700,002 shares of the Acquirer's Common Stock which shall be subject to the restriction set forth on Exhibit D, (ii) the Cash Amount, and (iii) the Deferred Consideration.
1.4 "Arizona Law" means the Arizona Revised Statutes.
1.5 "Cash Amount' means the $250,000.00 in the aggregate payable by the Acquirer to the Company Stockholders in accordance with Section 7.2.2 based on their ownership in the Company.
1.6 "Certificate of Merger" means a certificate of merger, in such appropriate form as determined by the Parties and in conformity with the requirements of the Arizona Law to be filed after the Closing.
1.7 "Code" means the Internal Revenue Code of 1986, as amended.
1.8 "Company Business" means the business of the Company as presently conducted and as proposed to be conducted.
1.9 "Company Common Stock" means the 1,000 shares of the common stock, no par value, of the Company, which is fully issued and outstanding as of the Closing and is held by the Company Stockholders and represents all of the issued and outstanding stock in the Company, with their being no outstanding exercisable warrants or options held by any person.
1.10 "Company Stockholders" means the record holders of the 1,000 issued and outstanding shares of Company Common Stock, which is reflected by Certificate # 1 in the amount of 534 shares issued to Michael and Certificate #2 in the amount of 233 shares issued to Peter and Certificate # 3 in the amount of 233 shares issued to Jason.
1.11 "Contract' means any contract, agreement, arrangement, commitment or undertaking.
1.12 "Deferred Consideration" means $1,250,000 in the aggregate due and payable in accordance with Schedule 1.12 following the Closing.
1.13 "Delaware Law" means the Delaware General Corporation Law.
1.14 "Deposit" means the $250,000 refundable Cash Amount which has been paid to the Company Stockholders, but is repayable to the Acquirer if the transaction does not Close.
1.15 "Effective Time" means the time that the Parties have Closed and caused the Forward Merger to be consummated (other than the subsequent filings of the Certificate of Mergers in Arizona) and when the following event have occurred (i) the transfer of the Company Common Stock held by the Company Stockholders to the Merger Sub; (ii) the transfer of the by the Acquirer to the Company Stockholders of the Acquirer's Consideration. The merger shall be deemed final after the Effective Time upon the last date when Certificate of Mergers have been filed and accepted by the State of Arizona.

1.16 "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
1.17 "Exchange Act" means the Securities Exchange Act of 1934, as amended.
1.18 "GAAP" means United States generally accepted accounting principles.
1.19 "Knowledge" means, with respect to any Party hereto, with respect to any fact, circumstance, event or other matter in question, that any of the officers or financial management personnel of such party (and, with respect to Section 3.12, that any of the persons engaged in a supervisory management role with respect to technology development activities for the Company) has actual knowledge of such fact, circumstance, event or other matter or has deemed knowledge of such fact, circumstance, event or other matter as hereinafter described. An individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual's possession or that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (ii) such knowledge could be obtained from reasonable inquiry of those persons employed by the Company or Acquirer (as the case may be) charged with administrative or operational responsibility for such matter for such party.
1.20 "Law" means the appropriate laws of Delaware and Arizona as they apply to the mergers and general corporate affairs under each States laws of corporations.
1.21 "Material Adverse Change" or "Material Adverse Effect," when used with reference to any entity, means any event, change, violation, inaccuracy, circumstance, fact, or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances, facts or effects constitute breaches of the representations or warranties made by such party in this Agreement) (collectively, an "Effect") that has or is reasonably likely to have, individually or in the aggregate, a materially adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of such entity, taken as a whole with its subsidiaries or any controlled affiliates of such entity, except (i) with respect to Acquirer only, a change in the price of the publicly traded stock of Acquirer, in and of itself, and (ii) with respect to Acquirer or the Company, to the extent that any such Effect (A) proximately results from a change generally affecting the United States or world economy (provided that such change does not affect such entity in a disproportionate manner), or (B) proximately results from a change generally affecting the industries in which the affected entity operates (provided that such change does not affect such entity in a disproportionate manner), or (C) proximately results from the public announcement of this Agreement.
1.22 "Merger Date" The date the merger shall be deemed final and shall be the latest date when Certificate of Mergers have been filed and accepted by the State of Arizona, unless there are approval dates beyond such date required under securities law governing Acquirer, in which event it shall be deemed the last date all of the following are met.
1.23 "Merger Sub Ancillary Agreements" means each agreement (other than this Agreement) that the Merger Sub is to enter into as a party thereto pursuant to this Agreement.
1.24 "Merger Sub Common Stock" means the common stock, no par value, of Merger Sub.
1.25 "person" means any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

1.26 "Predecessor Entity" shall mean Tactical Fire Control, Inc.
1.27 "SEC" means the Securities and Exchange Commission.
1.28 "Securities Act" means the Securities Act of 1933, as amended.
1.29 "subsidiary" of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a 50% interest.
1.30 "Termination Date" means October 31, 2018.
ARTICLE 2
 THE MERGER
2.1 The Merger.
2.1.1 Forward Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Laws, Company shall be merged with and into the Merger Sub (the "Forward Merger"), the separate corporate existence of Company shall cease and the Merger Sub shall continue as the surviving corporation. Subject to Sections 2.1.2, the Merger Sub as the surviving corporation after the Merger is referred herein as the "Surviving Corporation."
2.1.2 Definition of Merger. The Forward Merger is referred to herein as the "Merger." 2.2 Conversion of Shares.
2.2.1 Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be transferred to Merger Sub and upon the Merger shall be deemed merged into the Merger Sub and part of the Surviving Corporation and the shares of the Merger Sub Common Stock shall be the only shares of Merger Sub that are issued and outstanding immediately after the Effective Time.
2.2.2 Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall have been converted into Merger Subs Common Stock prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof (except as expressly provided herein), be converted into and represent the right to receive 1,700,002 shares of Acquirer Common Stock for each share of Company Common Stock at a time provided in accordance with Section 7.2.2 and in addition thereto each Company Stockholders shall receive the Cash Amount and the Deferred Consideration as also is provided Section 7.2.2.
2.2.3 Cancellation of Company-Owned Stock. Notwithstanding Section 2.2.2, each share of Company Stock held by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
2.3 Effects of the Merger. At and upon the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Law. Without limiting the generality of the foregoing, at the Effective Time:
(a) the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law;

(b) the Bylaws of Merger Sub immediately prior to the Effective Time shall continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law;
(c) the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified; and
(d) the corporate officers of Merger Sub immediately prior to the Effective Time shall become the initial corporate officers of the Surviving Corporation until their respective successors are duly appointed.
2.4 Securities Law Issues. Pursuant to this Agreement, the Parties hereto intend that the shares of Acquirer Common Stock to be issued in connection with the Merger shall be issued pursuant to a permit qualifying such securities pursuant to Delaware Securities Law such that the issuance of the shares of Acquirer Common Stock shall be exempt pursuant to Title 17, Chapter II Part 230, §230.506 of the Securities Act from the registration requirements of Section 5 of the Securities Act (the "Permit").
2.5 Tax Matters. The Parties acknowledge their respective desire to structure the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that such tax treatment shall not be a condition to either Party's obligation to close the transactions contemplated herein; provided, further, that the foregoing statement shall in no event affect the requirement that the conditions to Closing be satisfied or duly waived; and provided, further, that in no event shall the Parties be required to amend or otherwise modify the terms of this Agreement to achieve such tax treatment. Neither Acquirer nor Company shall take any action that would, or fail to take any action the omission of which would, be reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. Acquirer makes no representations or warranties to the Company or to any Company Stockholder or other holder of Company securities regarding the tax treatment of the Merger, whether the Merger shall qualify as a tax-free plan of reorganization under the Code, or any of the tax consequences to any Company Stockholder or other holder of Company securities of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and the Company and the Company Stockholders acknowledge that the Company and the Company Stockholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.
2.6 Further Assurances. If, at any time before or after the Effective Time, Acquirer believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Acquirer, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company and Michael, Jason and Peter represent and warrant to Acquirer that, except as set forth in a numbered or lettered section of the letter addressed to Acquirer from the Company and dated as of the Agreement Date (including all Schedules thereto) that has been delivered by the Company to Acquirer concurrently herewith (the "Company Disclosures") referencing a representation, warranty or statement herein, each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct as of the Agreement Date and shall be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Company Disclosures, which are Schedules attached to this Agreement, shall also be deemed to be representations and warranties made and given by the Company under this Article 3. Information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular provision set forth in the corresponding numbered or lettered section of this Agreement and any other provision to which the relevance of such information is readily apparent from the text of such disclosure.
3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company have the corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on the Company. The Company has delivered to Acquirer's legal counsel true and complete copies of (i) the Certificate of Incorporation (including any Certificates of Designation) and Bylaws of Company, each as amended to date and (ii) the certificate of incorporation and bylaws, or like organizational documents (iii) the Company's Minutes of its meetings and (iv) the Company's Stock Records (the "Company Charter Documents"), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of any of the Company Charter Documents.
3.2 Power, Authorization and Validity.
3.2.1 Power and Authority. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and, subject to approval and adoption of this Agreement by holders of all of the outstanding shares of Company Common Stock to consummate the Merger and the other transactions contemplated hereby and thereby. The Merger and the execution, delivery and performance by the Company of this Agreement, each of the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by the Company's Board of Directors. The Company and the Company Stockholders have executed and delivered to Acquirer the Stock Transfer pursuant to which such Company Stockholders have agreed to vote their shares of Company Stock in favor of the adoption and approval of the Merger Agreement and the Merger.
3.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative or other agency, commission or other governmental entity, department, division, unit, branch or authority (each, a "Governmental Authority"), or any other person, governmental or otherwise, is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the Merger or the other transactions contemplated hereby and thereby, except for: (a) the filing of the Certificate of Merger with the Arizona Secretary of State; (b) the approval of the Company Stockholders; (c) any required authorization, approval or consent required under any Antitrust Law; (d) the consents set forth in Schedule 3.4; and (e) such other filings, if any, as may be required in order for the Company to comply with applicable federal and state securities laws.
3.2.3 Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed by the Company shall be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
3.3 Capitalization of the Company. The authorized capital stock of the Company consists solely of 10,000 shares of Company's common stock and 1,000 shares of Company Common Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Laws and all requirements set forth in applicable agreements or instruments. There is no liability for dividends accrued and unpaid by the Company. There are (i) no rights of rescission, rights of first refusal, call rights, put rights, repurchase rights and preemptive rights created by the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party and (ii) to the Company's knowledge, no voting agreements, registration rights, co-sale rights, rights of first refusal, call rights, put rights, preemptive rights and other restrictions to which outstanding securities of the Company is subject.
3.4 No Conflict. Other than those Agreements set forth on Schedule 3.4, neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of the Company, each as currently in effect; (b) (i) any federal, state, local or foreign judgment, writ, decree, order, in each case, applicable to the Company or any of its assets or properties or (ii) any law, statute, rule or regulation in any material respect, in each case, applicable to the Company, or any of its material assets or properties; or (c) any material Contract, instrument, permit, mortgage, lease, license, understanding, letter of intent or memorandum of understanding (whether written or oral), to which the Company is a party or by which the Company, or any of its material assets or properties are bound. Neither the Company's entering into this Agreement or the Company Ancillary Agreements nor the consummation of the Merger or the other transactions contemplated hereby and thereby shall give rise to, or trigger the application of, any material rights of any third party that would come into effect upon the consummation of the Merger. The consummation of the Merger by the Company does not require the consent, release, waiver or approval of any third party (including the consent of any party required to be obtained in order to keep any material agreement between such party and the Company in effect following the Merger or to provide that the Company is not in material breach or material violation of any such agreement following the Merger), other than the Company Stockholder Approval.
3.5 Litigation. There is no action, suit, arbitration, mediation, proceeding or claim pending against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company before any court, Governmental Authority, arbitrator or mediator. To the Company's knowledge, no action, suit, arbitration, mediation, proceeding, claim or investigation has been threatened, and there is no investigation by any Governmental Authority pending, against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company) before any court, Governmental Authority, arbitrator or mediator. There is no judgment, decree, injunction, ruling or order of any court, Governmental Authority or arbitrator outstanding against the Company. To the Company's knowledge, there is no reasonable basis for any person to assert a claim against the Company upon the Company's entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.
3.6 Taxes.
3.6.1 The Company is and has always been an S corporation under the Code and each of the Company Stockholders (a) has properly completed and timely filed all material foreign, federal, state, local and municipal tax and information returns (the "Returns") required to be filed by it, (b) and the Company and the Company Stockholders have timely paid all material taxes required to be paid by it for which payment was due, (c) operates on a cash basis which does not require establishing adequate accruals or reserves in accordance with GAAP for the payment of all taxes payable in respect of the periods, (d) has no Liability for taxes. All such Returns and reports are true, correct and complete in all material respects, and the Company has provided Acquirer with true and correct copies of such Returns and reports. The Company and the Company Stockholders are not delinquent in the payment of any material tax or in the filing of any Returns, and no deficiencies for any material tax have been threatened, claimed, proposed or assessed in writing or, to the Company's knowledge, in any other manner, against the Company or the Company Stockholders or any of the officers, employees or agents of the Company in their capacity as such. Neither the Company nor any Company Stockholder has received any written or, to the Company's knowledge, any other form of, notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including any sales or use taxing authority) regarding the Company or the Company Stockholders; or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No Return of the Company or any Company Stockholder is under audit by the Internal Revenue Service or any state or local taxing agency or authority and any such past audits (if any) have been completed and fully resolved to the satisfaction of the applicable taxing authority conducting such audit and all taxes determined by such audit to be due from the Company or such Company Stockholders have been paid in full to the applicable taxing authorities. No tax liens are currently in effect against any of the Company's or any Company Stockholder's assets other than liens for Taxes not yet due and payable or due but not delinquent, or that are being contested in good faith. There is not in effect any waiver by the Company or any Company Stockholders of any statute of limitations with respect to any taxes nor has the Company or any Company Stockholders agreed to any extension of time for filing any Return that has not been filed; and neither the Company nor any Company Stockholders have consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing authority. The Company has withheld all taxes, including federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate taxing authority within the time prescribed by law. The Company has not consummated, have not participated in, and are not currently participating in any transaction which was or is a "tax shelter" transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company does not have any debt outstanding that is convertible into any shares of Common Stock of the Company.
3.6.2 For the purposes of this Section 3.6, the terms "tax" and "taxes" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, including but not limited to FAET taxes, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, capital duties, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.
3.7 Company Financial Statements. The Company has delivered to Acquirer as attachments to Schedule 3.7  (i) unaudited balance sheets of the Company as of August 31, 2018 (all such financial statements of the Company and any notes thereto, together with the financial statements of the Company delivered to Acquirer, are hereinafter collectively referred to as the "Company Financial Statements"). A true and correct description of all critical accounting policies used in preparing the Company Financial Statements or deviations from the cash method of reporting have been set forth by the Company in Schedule 3.7. The Company's Financial Statements: (a) are derived from and are in accordance with the books and records of the Company; (b) fairly present the financial condition of the Company at the dates therein indicated and the results of operations for the periods therein specified; and (c) have been prepared in on a cash basis of accounting applied on a basis consistent with prior periods. The Company has no debt, liability, obligation or commitment of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those (a) shown on the Company's unaudited balance sheet as of August 31, 2018 included in the Company Financial Statements (the "Balance Sheet") and (b) that may have been incurred after August 31, 2018 (the "Balance Sheet Date") in the ordinary course of the Company's business consistent with its past practices and that are, individually or in the aggregate, not material to the business results of operations or financial condition of the Company and which shall be satisfied on or before the Effective Date by the Company or the Company Shareholders. Except for obligations and liabilities reflected in the Company Financial Statements, the Company has no material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Company. To the Company's knowledge, there is no fraud in connection with the Financial Statements, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.
3.8 Title to Properties. The Company have good and valid title to, or valid leasehold interests in or other valid rights to use, all of the assets and properties (including those shown on the Balance Sheet) used in the Company Business, free and clear of all Encumbrances, other than Permitted Encumbrances. Such assets are sufficient for the continued operation of the Company Business in all material respects. To the Company's knowledge, all machinery, vehicles, equipment and other tangible personal property owned or leased by the Company or used in the Company Business are in reasonable condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed leasehold possession of the real or personal property that is the subject of the lease; provided there shall be no lease in effect as of the Effective Date to which the Surviving Corporation shall be subject to. To the Company's knowledge, the Company is not in violation, in any material respect, of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has the Company received any written or, to the Company's knowledge, other notice of violation of law with which it has not complied in any material respect. The Company does not own any real property. The Company has delivered to Acquirer a list, complete and accurate in all material respects, of all personal property, including capital equipment, owned or leased by the Company with an individual value of $1,000 or greater. A comprehensive list of the assets of the Company is attached as Schedule 3.8.
3.9 Absence of Certain Changes. Since the Balance Sheet Date, the Company has operated its business in the ordinary course consistent with its past practices, and since such date there has not been with respect to the Company any:
(a) Material Adverse Change;
(b) amendment or change in its Certificate of Incorporation or Bylaws;
(c) incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than a Permitted Encumbrance (as defined below)), (ii) any obligation or liability or any indebtedness for borrowed money, or (iii) any contingent liability as a guarantor or surety with respect to the obligations of others;
(d) payment or discharge of any Encumbrance on any of its assets or properties, or payment or discharge of any of its liabilities, in each case that was not either shown on the Balance Sheet or incurred in the ordinary course of its business consistent with its past practices after the Balance Sheet Date;
(e) purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any material assets (including Company IP Rights and other intangible assets), properties or goodwill other than the sale of its hardware products or the nonexclusive license of the object code of its software products to its customers in the ordinary course of its business consistent with its past practices;
(g) material damage, destruction or loss of any material property or material asset, whether or not covered by insurance;
(h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;
(i) change or increase in the compensation payable or to become payable to any of its officers, directors, employees or agents, or in any bonus, pension, severance, retention, insurance or other benefit payment or arrangement (including stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, directors, employees or agents;
(j) hiring or termination of any management, supervisory or other key personnel;
(k) entering into any Contract or transaction with any of its officers, directors or stockholders;
(1) making by it of any loan, advance or capital contribution to, or any investment in, any of its officers, directors or stockholders or any firm or business enterprise in which any such person had a direct or indirect material interest at the time of such loan, advance, capital contribution or investment other than advances or reimbursements of travel or expenses;

(m) entering into, amendment of, relinquishment, termination or nonrenewal by it of any material Contract (or any other right or obligation) other than in the ordinary course of its business consistent with its past practices, or any written or, to the Company's knowledge, oral indication or assertion by the other party thereto of any material problems with the Company's products or services or performance under such material Contract (or other right or obligation) or such other party's desire to so amend, relinquish, terminate or not renew any such material Contract (or other right or obligation);
(n) material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
(o) entering into by it of any transaction or Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on its part that involves in excess of $1,000 or that is not entered into in the ordinary course of its business consistent with its past practices, or the conduct of any business or operations other than in the ordinary course of its business consistent with its past practices;
(p) assign, license or transfer or grant of a right under any Company IP Rights; or
(q) material change in accounting methods or practices or revaluation of any of its assets.
A "Permitted Encumbrance" means (i) any Encumbrance arising from an additional equipment lease facility in an amount not to exceed $0.00, (ii) cash security deposits not exceeding $1,000 in the aggregate at any one time paid to landlords or lessors of such leased premises or leased property; (iii) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pension or other social security obligations.
3.10 Contracts and Commitments/Licenses and Permits. Schedules 3.10(a) through (n) set forth a list of each of the following (x) written binding or non-binding letters of intent, memoranda of understanding or Contracts, including leases, licenses, permits, assignments, mortgages, transactions, obligations or other instruments to which the Company is a party or, if applicable, to which the Company or any of its assets or properties is bound or (y) oral binding Contracts, including leases, licenses, permits, assignments, mortgages, transactions, obligations or other instruments to which the Company is a party or to which the Company or any of its assets or properties is bound, and that are currently in effect:
(a) any Contract (other than the Contracts required to be listed in Schedule 3.10(b) or Schedule 3.10(e)) providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount of $100,000 or more;
(b) any dealer, distributor, joint marketing, OEM (original equipment manufacturer), VAR (value added reseller), reseller, sales representative or similar Contract (each, a "Channel Agreement") under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any of its products, services or technologies;
(c) any Contract providing for the development of any hardware, software, content, technology or intellectual property for (or for the benefit or use of) it, or providing for the purchase by or license to (or for the benefit or use of) it of any hardware, software, content (including textual content and visual, photographic or graphics content), technology or intellectual property, which hardware, software, content, technology or intellectual property is in any manner used or incorporated (or is contemplated by it to be used or incorporated) in connection with any aspect or element of any product, service or technology of it (other than software generally available to the public);
(d) any joint venture or partnership Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, expenses or losses with any other party;

(e) any Contract relating to the employment by it of any officer, employee or consultant or any other type of Contract with any of its officers, employees or consultants that is not immediately terminable by it without cost or other liability;
(f) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit or a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;
(g) any lease or other Contract under which it is lessee of or holds or operates any items of tangible personal property with a value in excess of $1,000 or real property owned by any third party;
(h) any Contract that restricts it from engaging in any aspect of its business; from participating or competing in any line of business or market; from freely setting prices for its products, services or technologies (including most favored customer pricing provisions); from engaging in any business in any market or geographic area or that grants any exclusive rights to any party; or from soliciting potential suppliers or customers;
(i) any Company IP Rights Agreement to any other party to use the Company's trademarks provided that such trademark rights are the sole Company IP Rights granted thereunder;
(j) any Contract containing any support, service, maintenance obligation or product or service warranty on the part of the Company the Subsidiaries not entered into in connection with the sale of products in the ordinary course of business consistent with past practices;
(k) any agreement to settle litigation entered into within three (3) years prior to this Agreement; (1) any Contract with any Governmental Authority;
(m) any Contract, the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise would have a Material Adverse Effect on the Company, taken as a whole; and
(n) any material Governmental Permit.
A true and complete copy of each agreement or document required by these subsections (a) through (n) of this Section 3.10 to be listed on Schedule 3.10 of the Agreement (such agreements and documents being hereinafter collectively referred to as the "Company Material Agreements") and a copy of each Governmental Permit required by subsection (n) of this Section 3.10 to be listed on Schedule 3.10 has been delivered to Acquirer. Additionally, the Company has delivered to the Acquirer a true and complete copy of every Channel Agreement to which the Company or any of its Subsidiaries is a party under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any products, services or technologies of the Company or any of its Subsidiaries.
3.11 No Default; No Restrictions.
3.11.1 The Company is not, nor to the Company's knowledge is any other party, in material breach or default under any Company Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall or would reasonably be expected to (i) result in a material violation or breach by the Company or, to the Company's knowledge, by the other party or parties, of any of the provisions of any Company Material Agreement or (ii) give any third party, (A) the right to declare a default or exercise any remedy under any Company Material Agreement, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Agreement, or (C) the right to cancel, terminate or modify any Company Material Agreement other than in connection with the expiration of the term of such Company Material Agreement based on passage of time. The Company have not received any written, or, to the Company's knowledge, oral notice or other communication regarding any actual or possible material violation or breach of, or default under, any Company Material Agreement.
3.11.2 Except as listed on Schedule 3.10(h), the Company is not a party to, and no asset or property of the Company is bound or, to the Company's knowledge, is affected by, any judgment, injunction, order, decree, Contract or covenant (non-compete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or, following the Effective Time, the Surviving Corporation, any Subsidiary or Acquirer, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees, Contract or covenants restricting the geographic area in which the Company may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, technology or services), or includes any grants by the Company of exclusive rights or licenses.
3.12 Intellectual Property.
3.12.1 The Company (i) owns and has independently developed or (ii) to the extent that it does any of the following, has the valid right or license to use, make, have made, offer for sale, sell, import, copy, distribute, display, perform, transmit, create derivative works of, and/or dispose of all material Intellectual Property (as defined below) used in the conduct of the Company Business (such ownership and rights being hereinafter collectively referred to as the "Company IP Rights"). Such Company IP Rights are sufficient for such conduct of the Company Business. As used herein: the term (i) "Intellectual Property" means, collectively, all worldwide industrial and intellectual property, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, technology, software source code and object code, algorithms, graphical user interfaces, photographs, images, architectures, development tools, designs, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers' notes, memoranda and records; (ii) "Company-Owned IP Rights" means Company IP Rights that are owned by or exclusively licensed to the Company which was assigned to the Company by Michael, one of the Company Shareholders; (iv) "Company-Licensed IP Rights" means Company IP Rights that are licensed to the Company by a third party, and (v) "Company IP Rights Agreement" means any license or other contract governing any Company IP Rights and includes Patents and or any Applications for Patents Pending including all formulas utilized by the Company or the Predecessor Entity since January 1, 2016 for the manufacturing or production of projectiles or bullets utilizing the projectiles under the Patent.
3.12.2 Neither the execution, delivery and performance of this Agreement or the Certificate of Merger nor the consummation of the Merger or the Company Ancillary Agreements shall, in accordance with their terms: (a) constitute a material breach of or default under any material Company IP Rights Agreement; (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Rights; or (c) materially impair the right of the Company to use, develop, make, market, license, sell, distribute, or dispose of any Company IP Right or Company Product or Service (as defined below). Section 3.12.2 sets forth a complete list of all royalties, honoraria, fees or other payments payable by the Company to any third person (other than salaries or awards payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, development, manufacture, marketing, license, sale, distribution, or disposition of any Company IP Rights by the Company and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.
3.12.3 Schedule 3.12.3 sets forth a list (by name and version number) of each of the products and services currently made, marketed, licensed, sold or distributed by the Company and each product and service currently under development by the Company (each, as applicable, a "Company Product or Service"). The use, manufacture, marketing, license, sale, or distribution of any Company Product or Service as part of the Company Business (i) does not violate in any material respect any material Company IP Rights Agreement or other material license or contract between the Company and any third party and (ii) does not infringe or misappropriate in any material respect any material Intellectual Property right of any third party. There is no pending or threatened claim or litigation contesting either (i) the validity, or ownership or rights of the Company to, any Company IP Right or (ii) the Company's or any Subsidiary's right to use, make, market, license, sell, or distribute any Company Product or Service as part of the Company Business, nor to the Company's knowledge, is there any reasonable basis for any such claim. The Company has not received any notice asserting that the exercise of any Company IP Right or the current or proposed use, development, manufacture, marketing, license, sale, or distribution of any Company Product or Service infringes or misappropriates, or will infringe or misappropriate, any Intellectual Property right of any third party or conflicts or will conflict with the rights of any third party, nor, to the Company's knowledge, is there any reasonable basis for any such assertion. The Company has not received any written notice from any third party requesting that the Company enter into a license under any third-party patents. None of the Company IP Rights or Company Products or Services are subject to any outstanding order or stipulation restricting in any manner the use, distribution, transfer, or licensing by the Company of any Company IP Rights or Company Product or Service.
3.12.4 To the Company's and Michael's, Jason's and Peter's knowledge, no current or former employee, consultant or independent contractor of the Company: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee's, consultant's or independent contractor's being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (b) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's knowledge, the employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such liability is based on contractual or other legal obligations to such third party.
3.12.5 The Company has taken all reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company-Owned IP Rights, and to preserve and maintain all the Company's interests and proprietary rights in the Company-Owned IP Rights. All current and former stockholders, officers, employees and consultants of the Company having access to proprietary information of the Company, its customers or business partners and inventions owned by the Company, have executed and delivered to the Company an agreement regarding the protection of such proprietary information and the assignment of inventions to the Company or such Subsidiary (in the case of proprietary information of the Company's or Subsidiary's customers and business partners, to the extent required by such customers and business partners); and copies of all such agreements have been delivered to Acquirer's legal counsel. The Company has secured valid written assignments, from all of the Company's current and former consultants and contractors who contributed to the creation or development of any Company-Owned IP Rights, of the rights to such contributions that the Company does not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of the Company has any right or license in or with respect to any Company-Owned IP Rights. To the extent that any technology, software or Intellectual Property developed or otherwise owned by a third party is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products or Services ("Third Party Product Technology"), a list and description of all such Third Party Product Technology is set forth on Schedule 3.12.5.
3.12.6 Schedule 3.12.6 contains a true and complete list of all registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any Governmental Authority and Internet domain name registry. All such registered patents, copyrights, mask works, trademarks, service marks, Internet domain names, Internet or World

Wide Web URLs or addresses held by the Company is valid, enforceable, and subsisting, and the Company or a Subsidiary is the record owner thereof
3.12.7 The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of all Encumbrances and no licenses have been granted. To the knowledge of the Company, the right, license and interest of the Company in and to all Company-Licensed IP Rights are free and clear of all Encumbrances, licenses and rights.
3.12.8 Schedule 3.12.8 contains a true and complete list of (i) all licenses, sublicenses, and other Contracts as to which the Company is a party and pursuant to which any person is authorized to use any Company-Owned IP Rights, other than non-exclusive, binary code licenses of software granted in the ordinary course and (ii) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which the Company is currently authorized to use any third party Intellectual Property; and (iii) all rights of any Governmental Authority relating to any Company IP Rights, including rights to distribute, sublicense, acquire, modify, develop software or services incorporating, or otherwise use any Company IP Right.
3.12.9 To the Company's and Michael's, Jason's and Peter's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Company IP Rights by any third party, including any employee or former employee of the Company. Except as disclosed on Schedule 3.12.9, the Company has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been made, marketed, sold, distributed, licensed to third parties, leased to third parties, or otherwise provided by the Company.
3.12.10 All products developed by the Company and licensed by the Company to customers and all services provided by or through the Company to customers on or prior to the Closing Date conform in all material respects (to the extent required in Contracts with such customers) to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, and the Company have no material liability (and, to the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any material liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet. The Company has not received any written notice of any material malfunctions with respect to any of the Company's products or any other customer complaints related thereto and, to the Company knowledge, there are no such malfunctions or complaints. The Company has made available to Acquirer all material documentation and notes relating to the testing of the Company's products and plans and specifications for products currently under development by the Company.
3.13 Compliance with Laws.
3.13.1 The Company has materially complied, and are now and at the Closing Date shall be in material compliance with, all federal, state, foreign or local laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any of their assets, properties and business (and any regulations promulgated thereunder) (collectively, "Applicable Laws").
3.13.2 All materials, products and services distributed or marketed by the Company have at all times made all material disclosures to users or customers required by Applicable Laws, and none of the disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.
3.13.3 The Company holds all material permits, licenses and approvals from, and has made all material filings with, government (and quasi-governmental) agencies and authorities, that are necessary and/or legally required to be held by the Company to conduct the Company Business, including with respect to the export of any of the Company's products, without any violation of any Applicable Laws ("Governmental Permits"), and all such Governmental Permits are valid and in full force and effect. The Company have not received any written notice or, to the Company's knowledge, other communication from any Governmental Authority regarding (a) any actual or possible material violation of Applicable Law or any Governmental Permit or any failure to comply in any material respect with any term or requirement of any Governmental Permit or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Permit.
3.13.4 Neither the Company, nor any director, officer, agent or employee of the Company has, for or on behalf of the Company, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other payment in material violation of any Applicable Laws.
3.14 Certain Transactions and Agreements. None of the officers and directors of the Company nor the employees or stockholders of the Company, nor any family member of an officer, director, employee or stockholder of the Company, has any direct ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 2% of the stock of any corporation whose stock is publicly traded). To the knowledge of the Company and Michael and Peter, none of the officers, directors, employees or stockholders of the Company, nor any member of their immediate families, has any indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 2% of the stock of any corporation whose stock is publicly traded). None of said officers or directors or, to the Company's or Michael's, Jason's and Peter's knowledge, employees or stockholders or any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any Contract with the Company, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to Acquirer. None of said officers or directors or, to the Company's or Michael's, Jason's and Peter's knowledge, employees, stockholders or family members has any interest in any property, real or personal, tangible or intangible (including any Company IP Rights or any other Intellectual Property), that is used in, or that pertains to, the Company Business, except for the rights of a stockholder under Applicable Laws.
3.15 Employees, ERISA and Other Compliance.
3.15.1 The Company complies in all material respects with all Applicable Laws and Contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. The Company has delivered a list of all employees, officers and consultants of the Company and their current title and/or job description and compensation. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).
3.15.2 The Company has no pension plan as defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
3.15.3 The Company maintains no group health plans.
3.15.4 To the Company's and Michael's Jason's and Peter's knowledge, no employee or consultant of the Company is in material violation of (a) any material term of any employment or consulting Contract or (b) any material term of any other Contract or any restrictive covenant relating to the right of any such employee or consultant to be employed by the Company or to use trade secrets or proprietary information of others. To the Company's and Michael's, Jason's and Peter's knowledge, the employment of any employee or consultant by the Company does not subject it to any liability to any third party.
3.16 Corporate Documents. The Company has delivered to Acquirer all documents and information listed in any Schedule thereto or in any other Exhibit or Schedule called for by this Agreement, including the following: (a) the minute books containing all records of all proceedings, consents, actions and meetings of the Board of Directors and any committees thereof and of the stockholders of the Company (other than records that have been redacted that directly relate to consideration of the transactions contemplated by this Agreement); and (b) the stock ledger, option ledger and warrant ledger and journal reflecting all stock issuances and transfers and all grants of options and warrants relating to the Company.
3.17 No Brokers. The Company nor any affiliate of the Company or the Company Shareholders is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any Company Ancillary Agreement or in connection with the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement. Neither Acquirer nor the Surviving Corporation shall incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, any Company Ancillary Agreement the Merger or any act or omission of the Company or any of its employees, officers, directors, stockholders, agents or affiliates.
3.18 Books and Records. The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.
3.19 Insurance. The Company maintain policies of insurance of the type and in amounts reasonably and customarily carried by persons conducting businesses or owning assets similar in type and size and in similar industries to those of the Company, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been timely paid, and the Company is otherwise in material compliance with the terms of such policies. The Company and Michael and Peter have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company has delivered to Acquirer complete copies of all policies of insurance now held by the Company. Schedule 3.19 provides a copy of all insurance maintained by the Company; any cancellation of any Insurance and the accompanying refund of unearned premiums shall be the property of the Surviving Corporation.
3.20 Environmental Matters.
3.20.1 The Company is in material compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws ("Environmental Permits") and compliance with the terms and conditions thereof.
3.20.2 For purposes of this Section 3.21: (a) "Environmental Law" means any federal, state or local statute, law, regulation or other legal requirement existing as of the date of this Agreement and the Closing Date, as the case may be, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) "Material of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are currently regulated by an Environmental Law.
3.21 Board Actions. The Company's Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Company Stockholders and is on terms that are fair to such Company Stockholders and has recommended the Merger to the Company Stockholders, and (b) the Company Stockholders have unanimously approved the Merger and this Agreement.
3.22 No Existing Discussions. Except as is set forth on Schedule 3.22, neither the Company nor any director, officer, stockholder, employee or agent of the Company nor its Predecessor Entity is, or since January 1, 2018 has been, engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Alternative Transaction.
3.23 Inventory. The Company's inventory (the "Inventory") is set forth on Schedule 3.23 and is of good and merchantable quality in all material respects, and none of which is obsolete, damaged or defective, except for items which have been written off, or for which adequate reserves have been provided, in the most recently prepared balance sheet of the Company prior to the date this representation is provided.
3.24 Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the Company's ordinary course of business and are set forth on Schedule 3.24. To the knowledge of the Company, none of the Company's receivables is subject to any material claim of offset, recoupment, setoff or counter-claim for which the Company has received written notice, and the Company have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.
3.25 Suppliers. Schedule 3.25 lists the suppliers who, in the years ending December 31, 2016, 2017 and 2018 and for the period in the current calendar year through July 31, 2017 December 31, 2017, were the three (3) largest suppliers of goods and services to the Company or the Predecessor Entity, based on amounts paid (each, a "Significant Supplier"). The Company has no outstanding material disputes concerning the products and/or services provided by any Significant Supplier, and neither the Company nor any Subsidiary has any intent of (a) terminating any Contract with any Significant Supplier, (b) refusing to pay any material amount due to any Significant Supplier, (c) returning any material amount of products to any Significant Supplier or (d) seeking to exercise any material remedy against any Significant Supplier. The Company has no knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company or seek to exercise any material remedy against the Company. All terms and conditions in order to terminate a Significant Supplier are set forth on Schedule  3.25. To the extent any Suppliers were manufacturing products for the Company also set forth the formulas for each product they were manufacturing for the Company.
3.26 Privacy. The Company has not collected any personally identifiable information from any third parties. The Company have provided adequate notice of its privacy practices in its privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Schedule 3.26. The Company's privacy policy is and has been available on the Company Websites (as defined below) at all times during the periods indicated on Schedule 3.26. The Company's and the Subsidiaries' privacy practices conform, and at all times have conformed, in all material respects to their privacy policy. The Company have complied in all material respects with all Applicable Laws relating to (a) the privacy of users of the Company's products and services and all Internet websites owned, maintained or operated by the Company (the "Company Websites"), and (b) the collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the Company's records. The Company's privacy policy conforms, and at all times has conformed, in all material respects with all of the Company's contractual commitments to its customers and the viewers of the Company Websites. Each of the Company Websites and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by Applicable Laws, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Laws.
3.27 Information Statement. None of the information contained in the Information Statement to be delivered to the Company Stockholders in connection with this Agreement (other than information regarding Acquirer which was delivered by Acquirer to the Company in connection with this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.
3.28 Disclosure. Neither this Agreement (including its Exhibits and Schedules nor any of the Company Ancillary Agreements delivered by the Company to Acquirer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND MERGER SUB
Acquirer and Merger Sub represent and warrant to the Company that, except as set forth in a schedule attached to this Agreement from Acquirer and dated as of the Agreement Date, each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct as of the Agreement Date and shall be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Schedules shall also be deemed to be representations and warranties made and given by Acquirer and Merger Sub under Article 4.
4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Acquirer owns all of the issued and outstanding capital stock of Merger Sub. Each of Acquirer and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Material Adverse Effect on Acquirer or Merger Sub. Acquirer has made available to the Company true and complete copies of the currently effective Certificate of Incorporation and Bylaws of Acquirer, each as amended to date, and the currently effective Certificate of Incorporation and Bylaws of Merger Sub. Neither Acquirer nor Merger Sub is in violation of its Certificate of Incorporation or Bylaws.
4.2 Power, Authorization and Validity.
4.2.1 Power and Authority. Acquirer has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Acquirer Ancillary Agreements and to consummate the Merger and the other transactions contemplated hereby and thereby. The Merger and the execution, delivery and performance by Acquirer of this Agreement, each of the Acquirer Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Acquirer. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements and to consummate the Merger and the other transactions contemplated hereby and thereby. The Merger and the execution, delivery and performance by Merger Sub of this Agreement, each of the Merger Sub Ancillary Agreements and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub. The Board of Directors of each of Acquirer and Merger Sub has unanimously determined that the Merger is advisable and in the best interests of the stockholders of Acquirer and Merger Sub, respectively. The Acquirer as the Merger Sub's sole stockholder has unanimously approved the Merger. No vote of the stockholders of Acquirer is necessary or required in connection with the consummation of the Merger.
4.2.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any other person, governmental or otherwise, is necessary or required to be made or obtained by Acquirer or Merger Sub to enable Acquirer and Merger Sub to lawfully execute and deliver, enter into, and perform its, obligations under this Agreement, each of the Acquirer Ancillary Agreements and each of the Merger Sub Ancillary Agreements or to consummate the Merger, except for: (a) the filing of the Certificate of Merger with the Delaware Secretary of State and the Arizona Corporation Commission; (b) the filing by Acquirer of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (c) any required authorization, approval or consent required under any Antitrust Law; (d) such other filings as may be required by the Nasdaq Stock Market with respect to the Merger and the other transactions contemplated by this Agreement; (e) such filings as may be required in connection with the Permit Application and the Hearing; and (f) such other filings, if any, as may be required in order for Acquirer to comply with applicable federal and state securities laws.

4.2.3 Enforceability. This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub. This Agreement and each of the Acquirer Ancillary Agreements are, or when executed and delivered by Acquirer will be, valid and binding obligations of Acquirer, enforceable against Acquirer in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements are, or when executed and delivered by Merger Sub will be, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.
4.3 No Conflict. Neither the execution and delivery of this Agreement, any of the Acquirer Ancillary Agreements or any of the Merger Sub Ancillary Agreements by Acquirer or Merger Sub, as applicable, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default under: (a) any provision of the Certificate of Incorporation or Bylaws of Acquirer or Merger Sub, each as currently in effect; (b) any federal, state, local or foreign judgment, writ, decree, order, law, statute, rule or regulation applicable to Acquirer, Merger Sub or any of their respective material assets or properties; or (c) any Contract, including any instrument, permit, mortgage, lease, license, understanding, letter of intent or memorandum of understanding (whether written or oral), to which Acquirer or any of its subsidiaries is a party or by which Acquirer or any of its subsidiaries or any of its material assets or properties are bound, except in the cases of clauses (b) and (c) where such conflict, termination, breach, impairment, violation or default would not have a Material Adverse Effect on Acquirer or Merger Sub.
4.4 Capital Structure. The authorized capital stock of Acquirer consists of 100,000,000 shares of Acquirer Common Stock and of which as of August 1, 2018, 32,490,655 shares of Acquirer Common Stock were issued and outstanding as of the close of business on August 1, 2018. All outstanding shares of capital stock of Acquirer have been duly authorized and validly issued, and are fully paid and nonassessable. The Acquirer Common Stock constitutes the only class of equity securities of Acquirer or any of its subsidiaries registered or required to be registered under the Exchange Act. The shares of Acquirer Common Stock to be issued in the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable, the Certificate of Incorporation or Bylaws of Acquirer or any agreement to which Acquirer is a party or by which it is bound. The authorized capital stock of Merger Sub consists solely of 100,000 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Acquirer and are not subject to any preemptive rights.
4.5 SEC Documents; Acquirer Financial Statements. Acquirer has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filing filed with the SEC by Acquirer since January 1, 2017 (collectively, the "Acquirer SEC Documents"). In addition, Acquirer has made available to the Company all exhibits (subject to redaction) to the Acquirer SEC Documents filed prior to the Agreement Date and, upon the Company's request, will promptly make available to the Company all exhibits (subject to redaction) to any additional Acquirer SEC Documents filed prior to the Effective Time. As of their respective filing dates (or if amended or supplemented by a filing, then on the date of such subsequent filing), the Acquirer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Acquirer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquirer SEC Document. The financial statements of Acquirer, including the related notes thereto, included in the Acquirer SEC Documents (the "Acquirer Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act). The Acquirer Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Acquirer and its subsidiaries at the dates and during the periods indicated therein (except that unaudited statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments). Except for obligations and liabilities reflected in the Acquirer Financial Statements, Acquirer has no material off-balance sheet obligation or liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Acquirer.
4.6 Litigation. There is no action, suit, arbitration, mediation, proceeding or claim pending, or to Acquirer's knowledge, threatened, or to Acquirer's knowledge, investigation pending, against Acquirer or any of its subsidiaries (or any of their respective officers, or directors in their capacities as such) before any agency, court, Governmental Authority, arbitrator or mediator that would reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that if determined adversely to Acquirer or any of its subsidiaries or any of their respective officers or directors (in their capacities as such), would have a Material Adverse Effect on Acquirer. There is no judgment, decree or order outstanding against Acquirer or any of its subsidiaries that would reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or that would be reasonably expected to have a Material Adverse Effect on Acquirer.
4.7 Information Statement. None of the information that is contained in the Information Statement that is to be delivered to the Company Stockholders in connection with this Agreement that has been supplied by Acquirer (other than information regarding the Company, the Subsidiaries and the Company Stockholders which was delivered (or made available) by the Company to Acquirer in connection with this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.
4.8 Absence of Certain Changes. Since August 1, 2018, there has been no Material Adverse Effect with respect to Acquirer.
ARTICLE 5
CONDUCT PRIOR TO CLOSING
During the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 10, the Company covenants and agrees with Acquirer as follows:
5.1 Conduct of Business. The Company shall use reasonable efforts to conduct the Company Business and maintain its business relationships in the ordinary and usual course consistent with its past practices. The Company shall use reasonable efforts to carry on and preserve the Company Business and its relationships with customers, advertisers, suppliers, employees and others with whom the Company has contractual relations in substantially the same manner as it has prior to the Agreement Date consistent with its past practices. If the Company becomes aware of a material deterioration in the relationship with any key customer, key advertiser, key supplier or key employee, it shall promptly bring such information to Acquirer's attention in writing and, if requested by Acquirer, shall exert reasonable commercial efforts to promptly restore the relationship.
5.2 Third Party Consent Payments. Notwithstanding the provisions of Section 5.1 above, if required in order to obtain the consent of any counterparty to the Exclusive License with respect to the assignment of such contract in connection with the Merger, the Company shall be permitted to make payment to such party in an amount determined to be necessary, in the sole discretion of the Company, for the purposes of obtaining such consent provided that, prior to making any such payment, the Company shall provide written notice to Acquirer of its intent to make such payment and the amount thereof.

ARTICLE 6
COVENANTS
6.1 Regulatory Approvals.
6.1.1 Each of the Company and Acquirer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or which the Company or Acquirer may reasonably request from the other, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement, Acquirer Ancillary Agreement or Merger Sub Ancillary Agreement. Each of the Company and Acquirer shall use its reasonable efforts to obtain, and to cooperate with the other to promptly obtain, all such authorizations, approvals and consents.
6.1.2 Notwithstanding anything in this Agreement to the contrary, neither Acquirer nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer, any of its affiliates or the Company, or the holding separate of the shares of Company Common Stock or imposing or seeking to impose any limitation on the ability of Acquirer or any of its Subsidiaries or affiliates to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company) or any limitation on the ability of the Company to own, retain, use or operate any of its products, services, properties or assets or seeking a disposition or divestiture of any such properties or assets (any of the foregoing, a "Divestiture").
6.2 Necessary Consents. The Company shall use its reasonable efforts to promptly obtain such written consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Surviving Corporation to carry on the Company Business immediately after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which the Company is a party or is bound or by which any of its assets is bound.
6.3 Litigation. The Company shall notify Acquirer in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by the Company to be threatened against the Company or any of its officers, directors, employees or stockholders in their capacity as such.
6.4 No Other Negotiations. The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, stockholders, affiliates or agents or any attorney, investment banker or other person on its behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any offer or proposal from any person (other than Acquirer) concerning any Alternative Transaction or take any other action that could reasonably be expected to lead to an Alternative Transaction with any person (other than Acquirer) or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any person (other than Acquirer) concerning any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (iii) furnish any information regarding the Company to any person (other than Acquirer) in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (iv) participate in any discussions or negotiations with any person (other than Acquirer) with respect to any Alternative Transaction (other than to respond to such inquiry, offer or proposal by indicating that the Company is not interested in any Alternative Transaction); (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Acquirer) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, memorandum of understanding, Contract or understanding between the Company and any person (other than Acquirer) that is related to, provides for or concerns any Alternative Transaction. The Company shall promptly notify Acquirer orally and in writing of any inquiries or proposals received by the Company or any of its directors, officers, stockholders, employees or agents (or any attorneys, investment bankers or other persons on its behalf) regarding any Alternative Transaction and shall identify the person making the inquiry or proposal and the nature and terms of any inquiry or proposal. Any violation of the restrictions set forth in this Section 6.4 by any director, officer, employee or agent of the Company or any attorney, investment banker or other representative of the Company shall be deemed a breach of this Section 6.4 by the Company. As used herein, the term "Alternative Transaction" means any commitment, agreement or transaction involving or providing for (a) the possible disposition of all or any substantial portion of the business, assets (including intangible assets) or capital stock of the Company, whether by way of merger, consolidation, sale of assets, license of Company IP Rights other than in the ordinary course of business, sale of stock, stock exchange, tender offer and/or any other form of business combination, or (b) any initial public offering of capital stock or other securities of the Company pursuant to a registration statement filed under the Securities Act.
6.5 Access to Information. The Company shall allow Acquirer and its agents reasonable access at reasonable times to the files, books, records, technology, contracts, personnel and offices of the Company, including any and all information relating to the Company's taxes, Contracts, leases, licenses, liabilities, financial condition and real, personal and intangible property, subject to the terms of the nondisclosure agreement between Acquirer and the Company's Predecessor Entity dated June 28, 2017 (the "Nondisclosure Agreement") and subject to any Applicable Law relating to the privacy of individually identifiable employee information. Any access to the Company's offices shall be subject to the Company's reasonable security measures and insurance requirements. The Company shall cause its accountants to cooperate with Acquirer and Acquirer's agents in making available all financial information reasonably requested by Acquirer, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. The Company acknowledges that no information obtained in any investigation of the Company by Acquirer or its representatives shall affect or be deemed to modify any representation or warranty of the Company contained herein or in any certificate, schedule, exhibit, or the Company Disclosure Letter delivered pursuant hereto, the conditions to the obligations of the parties to consummate the Merger or the indemnification rights set forth in this Agreement.
6.6 Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 9, and the Acquirer shall use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 8, and each of the parties shall use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.
6.7 Approval of the Company Stockholders. The Company Shareholders have approved the Agreement and the terms of the Merger.
6.8 Reorganization. The Company and Acquirer shall cooperate and take all commercially reasonable actions as may be necessary to qualify the Merger as a "reorganization" under Section 368(a) of the Code.
6.9 Advice of Changes. The Company shall promptly advise Acquirer in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article 3, if made on or as of the date of such event or the Closing Date, untrue or inaccurate and (b) any breach of any covenant or obligation of the Company pursuant to this Agreement or any Company Ancillary Agreement. Acquirer shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Acquirer or Merger Sub contained in Article 4, if made on or as of the date of such event or the Closing Date, untrue or inaccurate and (b) any breach of any covenant or obligation of Acquirer or Merger Sub pursuant to this Agreement, any Acquirer Ancillary Agreement or any Merger Sub Ancillary Agreement.
6.10 Delivery of Certain Materials Prior to Closing. The Company shall deliver, within ten days prior to Closing, a statement of aging of the Company's accounts receivable as of the date of such delivery organized by customer, that is true, correct and complete in all material respects, and which indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims. Within ten days prior to the Closing, the Company shall deliver to Acquirer the most recently prepared balance sheet of the Company prior to such date prepared in accordance with past practices of the Company setting forth the inventory, accounts receivable and other matters.

ARTICLE 7
CLOSING MATTERS
7.1 The Closing. Subject to termination of this Agreement pursuant to Article 10, the Parties hereto shall cause the Merger to be consummated by filing the Certificate of Mergers with Arizona as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Acquirer, at a time and date to be specified by the Parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Articles 8 and 9, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").
7.2 Exchange.
7.2.1 At the Effective Time, all outstanding shares of Company Stock, shall, by virtue of the Merger and without further action, cease to exist, and each such share shall be converted into and represent the right of Michael to receive from Acquirer receive 907,802 shares of the Acquirer's Common Stock for 534 shares of Company's common stock, Jason to receive 396,100 shares of the Acquirer's Common Stock for 233 shares of Company's common stock and Peter to receive from Acquirer receive 396,100 shares of the Acquirer's Common Stock for 233 shares of Company Common Stock and in addition thereto the Cash and the Deferred Consideration.
7.2.2 Acquirer shall make delivery to Michael, Jason and Peter certificates representing 1,700,002 shares of the Acquirer's Common Stock for 1,000 shares of Company Common Stock (which shall be done by alerting the Transfer Agent to issue on an expedited basis and delivered to Michael, Jason and Peter at Acquirer's address) within 7 days following the Closing and in addition thereto the Cash Amount by virtue of the Deposit, which has already been released to Michael in the amount of $133,500, Jason and Peter equally in the amount of $58,250. and the Deferred Consideration is due and payable pursuant to Section this 7.2.2 and Schedule 1.12 in exchange for outstanding shares of Company Stock.  The1,700,002 of Acquirer Stock are subject to the Restrictions and Clawback under Exhibit “D”.
ARTICLE 8
CONDITIONS TO OBLIGATIONS OF THE COMPANY
The Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):
8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Merger Sub set forth in Article 4, disregarding all qualifications contained therein relating to materiality or a Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on the Acquirer. At the Closing the Company shall have received a certificate to such effect executed by an officer of Acquirer.
8.2 Covenants. Acquirer shall have performed and complied in all material respects with all of its covenants contained herein on or before the Closing (to the extent that such covenants require performance by Acquirer on or before the Closing), and at the Closing the Company shall have received a certificate to such effect executed by an officer of Acquirer.
8.3 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Merger Sub Ancillary Agreement. No litigation or proceeding commenced by a Governmental Authority shall be overtly threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement.
8.4 Company Stockholder Approvals. This Agreement and the Merger shall have been duly and validly approved and adopted, as required by Applicable Law and the Company's Certificate of Incorporation and Bylaws, each as currently in effect, by the valid unanimous affirmative vote or written consent of the outstanding shares of Company Common Stock
8.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including requirements under applicable federal and state securities laws.
8.6 No Material Adverse Effect. Since June 30, 2018, there shall not have been any Material Adverse Effect with respect to Acquirer, and the Company shall have received a certificate to such effect executed by a duly authorized officer of Acquirer.
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF ACQUIRER AND MERGER SUB
Acquirer's and Merger Sub's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Merger Sub, but only in a writing signed by Acquirer):
9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 3, disregarding all qualifications contained therein relating to materiality or a Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except where the failure of such representations or warranties to be true or correct would not have, individually or in the aggregate, a Material Adverse Effect on the Company. At the Closing Acquirer shall have received a certificate (the "Closing Certificate") to such effect executed by the Company's President. The Closing Certificate shall also (i) confirm that 1,000 shares are the total number of shares of Company Common Stock that are issued and outstanding as of the Closing Date and (ii) the Schedules that are attached to the Agreement are accurate and each Schedule has been updated as of the Closing Date.
9.2 Covenants. The Company shall have performed and complied in all material respects with all of its covenants contained herein at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing), and at the Closing Acquirer shall have received a certificate to such effect executed by the Company's Chief Executive Officer.
9.3 No Material Adverse Effect. Since the Balance Sheet Date, there shall not have been any Material Adverse Effect with respect to the Company and at the Closing, Acquirer shall have received a certificate to such effect executed by the Company's Chief Executive Officer.
9.4 Compliance with Law; No Legal Restraints; No Litigation. There shall not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding, or any judgment or ruling by any

Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement.
9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to consummate the Merger, including requirements under applicable federal and state securities laws.
9.6 Officer's Certificate. The Company shall have delivered to Acquirer a certificate dated as of the Closing Date, executed by an officer of the Company and attaching true and correct copies of (a) the Certificate of Incorporation and Bylaws of the Company as in full force and effect on the Closing Date, (b) resolutions of the Board of Directors of the Company, as amended to date, approving and declaring advisable this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby, and (c) resolutions of Company Stockholders, as amended to date, approving this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby (the "Officer's Certificate").
9.7 Consents. Acquirer shall have received duly executed copies of the third-party consents, approvals, assignments, notices, waivers, authorizations or other certificates that are required in Section 3.4 to this Agreement as well as an Assignment of the Patent Application in the form of Exhibit "E".
9.8 Noncompetition Agreements. Each of the Noncompetition Agreements shall have been executed and delivered by the Noncompeting Stockholders and shall be in full force and effect.
9.9 Termination of Encumbrances. Any and all outstanding Encumbrances (other than Permitted
Encumbrances) of the Company shall have been removed, discharged or otherwise terminated and at the Closing Acquirer shall have received a certificate to such effect executed by the Company's President or Chief Executive Officer.
9.10 Employment Contracts. The Employment Contracts of Michael, Jason and Peter in the form of Exhibit Exhibits F-1, F-2 and F-3 have been entered into by the Acquirer and Michael, Jason and Peter
ARTICLE 10
TERMINATION OF AGREEMENT
10.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Acquirer and the Company.
10.2 Unilateral Termination.
10.2.1 Either Acquirer or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated on the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2.1 shall not be available to any party whose failure to perform in any material respect any of its obligations or covenants under this Agreement results in the failure of any condition set forth in Article 8 or Article 9 or if the failure of such condition results from facts or circumstances that constitute a material breach of a representation or warranty or covenant made under this Agreement by such party.
10.2.2 Acquirer, by giving written notice to the Company, may terminate this Agreement upon a breach of any representation, warranty or covenant on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if any such inaccuracy in the Company's representations and warranties or breach by the Company is curable, then Acquirer may not terminate this

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

Company:
SW KENETICS INC.
an Arizona corporation

By:	/s/ Michael Stakes
Michael Stakes, President

Company Stockholders:

By:	/s/ Michael Stakes
Michael Stakes

By:	/s/ Peter Kerr
Peter Kerr

By:	/s/ Jason Wright
Jason Wright

Acquirer:
Ammo Inc.
a Delaware corporation

By:	/s/ Fred W. Wagenhals, President
Fred W. Wagenhals

Merger Sub:
Ammo Technologies Inc.
as Arizona corporation

By:	/s/ Fred W. Wagenhals
Fred W. Wangehals

Supplemental Information For
Agreement and Plan of Merger Among
AMMO, INC.
AMMO TECHNOLOGIES INC.
SW KENETICS INC.
&
MICHAEL STAKES, PETER KERR AND JASON WRIGHT
Dated September 27, 2018

The following is a list of Exhibits to the above referenced Agreement, not attached herewith.  Any omitted information will be furnished to the Securities and Exchange Commission upon request.

1.	Exhibit “A” Stock Power and Assignment Apart from Certificate from the Shareholders of SWK
2.	Exhibit “B” Confidentiality Agreements with Shareholders of SWK
3.	Exhibit “C” Restrictive Covenant and Noncompetition Agreements with Shareholders of SWK
4.	Exhibit “D” Stock Restrictions
5.	Exhibit “E” Assignment of Patent and IP Rights Agreement
6.	Exhibit “F” Employment Contracts
7.	Disclosure Schedules from the Shareholders of SWK